UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2016

Sprouts Farmers Market, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36029	32-0331600
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5455 E. High Street, Suite 111

Phoenix, Arizona 85054

(Address of principal executive offices and zip code)

(480) 814-8016

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2016, J. Douglas Sanders notified Sprouts Farmers Market, Inc. (the “Company”) that he is resigning from his role as Executive Chairman of the Board of Directors (the “Board”) to focus his efforts on his recent appointment as chief executive officer of a technology company, effective at the Board’s forthcoming scheduled meeting on February 20, 2017.  Mr. Sanders’s resignation, which was accepted by the Board, was not the result of any disagreement with the Company or the Board, and the Company thanks Mr. Sanders for his many years of service to the Company.  In accordance with the letter agreement between the Company and Mr. Sanders, dated August 6, 2015 and previously filed with the Securities and Exchange Commission, Mr. Sanders will receive certain payments beginning upon the effective date of his resignation in February 2017. Mr. Sanders will receive approximately $3 million, payable over a two-year period.

In order to fill the vacancy of the Chairperson of the Board position created by the forthcoming resignation of Mr. Sanders, the Board has appointed Joseph Fortunato, a current independent member of the Board, as non-executive Chairman of the Board, effective upon the resignation of Mr. Sanders on February 20, 2017.

A press release discussing these matters is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)Exhibits

Exhibit Number	Description

99.1	Press release of Sprouts Farmers Market, Inc., dated November 16, 2016, entitled “Sprouts Farmers Market Announces Changes to its Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPROUTS FARMERS MARKET, INC.

Date: November 16, 2016	By:	/s/ Brandon F. Lombardi
	Name:	Brandon F. Lombardi
	Title:	Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Sprouts Farmers Market, Inc., dated November 16, 2016, entitled “Sprouts Farmers Market Announces Changes to its Board of Directors”